Exhibit (n)(1)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-260072) on Form N-2 of Portman Ridge Finance Corporation of our report dated March 11, 2021, with respect to the consolidated balance sheets of Portman Ridge Finance Corporation and subsidiaries, including the consolidated schedules of investments, as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in net assets, and cash flows for each of the years in the two year period ended December 31, 2020, and the related notes, including the senior securities information for each of the years in the two year period ended December 31, 2020 in Note 7, and the consolidated financial highlights for each of the years in the two year period ended December 31, 2020, which report appears in the annual report on Form 10-K of Portman Ridge Finance Corporation for the year ended December 31, 2020. We also consent to the references to our firm under the headings “Senior Securities” and “Experts” in the registration statement.

/s/ KPMG LLP

New York, New York

November 23, 2021